GoDaddy Executes $750 Million Accelerated Share Repurchase Agreements
TEMPE, Ariz., Feb. 14, 2022 - GoDaddy Inc. (NYSE: GDDY), the company that empowers everyday entrepreneurs, today announced it entered into accelerated share repurchase agreements (the “ASR Agreements”) with each of Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC to repurchase an aggregate of $750 million of GoDaddy’s Class A common stock. GoDaddy expects final settlement of the ASRs to occur during the second quarter of 2022.
As disclosed in its fourth quarter and full year 2021 earnings release on February 10, 2022, GoDaddy's Board of Directors authorized a multi-year $3 billion share repurchase plan. The ASR Agreements represent a significant step in this share repurchase plan.
Prior to these ASR Agreements, and since 2018, GoDaddy repurchased approximately 24 million shares of its Class A common stock for approximately $1.53 billion.
“We are committed to delivering value to shareholders through reducing our share count over time,” said Mark McCaffrey, GoDaddy CFO.
About GoDaddy
GoDaddy is empowering everyday entrepreneurs around the world by providing all of the help and tools to succeed online and in-person. GoDaddy is the place people come to name their idea, build a professional website, attract customers, sell their products and services, and manage their work. GoDaddy’s mission is to give its customers the tools, insights and the people to transform their ideas and personal initiative into success. To learn more about the company, visit www.GoDaddy.com.
Forward-Looking Statements
Information set forth in this communication contains forward-looking statements that involve risks, assumptions and uncertainties. GoDaddy cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. These statements include, but are not limited to, statements about GoDaddy's long-term opportunity and the expected completion date of the accelerated share repurchase. Forward-looking statements involve risks, uncertainties and other factors beyond our control. These factors include, but are not limited to, our ability to implement our strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in our filings with the U.S. Securities and Exchange Commission, including our annual reports on Form 10-K and quarterly reports on Form 10-Q, which are available on the SEC's website at www.sec.gov. Actual results or outcomes may differ materially from those stated or implied, because of risks and uncertainties, including that we cannot guarantee that share repurchases will enhance long-term stockholder value, and that share repurchases could increase the volatility of the price of our stock and diminish our cash reserves. Except to the extent required by law, GoDaddy undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
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Contacts
Investor Relations Contact
Christie Masoner
investors@godaddy.com

Public Relations Contact
Kristy Nicholas
pr@godaddy.com
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